ARTICLES OF AMENDMENT
                                   relating to
                            SERIES B PREFERRED STOCK
                                       of
                           NORTHLAND CRANBERRIES, INC.

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                   Pursuant to Sections 180.0602 and 180.1002
                   of the Wisconsin Business Corporation Law

           ---------------------------------------------------------

     I, John Swendrowski, Chairman of the Board and Chief Executive Officer of Northland Cranberries, Inc., a corporation organized and existing under the Wisconsin Business Corporation Law (the "Corporation"), in accordance with the provisions of Sections 180.0602 and 180.1002 thereof, DO HEREBY CERTIFY THAT:

     A. Pursuant to the authority conferred upon the Board of Directors of the Corporation by its Articles of Incorporation, as amended, and in accordance with Sections 180.0602 and 180.1002 of the Wisconsin Business Corporation Law, said Board of Directors adopted resolutions on November 1, 2001, creating a series of Preferred Stock, $.01 par value per share, of the Corporation, designated as Series B Preferred Stock.

     B. Said resolutions of the Board of Directors of the Corporation creating the series designated as Series B Preferred Stock provide that said series shall have such designation and number of shares and such preferences, limitations and relative rights as are set forth in the paragraphs below:

                            Series B Preferred Stock

     1. Designation and Amount. The Corporation is authorized to issue a series of Preferred Stock, which is hereby designated as "Series B Preferred Stock". The number of shares of Series B Preferred Stock shall be limited to 100 shares. The par value of the Series B Preferred Stock shall be $.01 per share.

     2. Dividends. The corporation will not pay dividends to the holders of the Series B Preferred Stock.

     3. Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to receive out of the assets of the Corporation available for distribution to its shareholders, in money or money's worth, after and subject to the payment in full of all amounts required to be distributed to the holders of any other Preferred Stock of the Corporation ranking on liquidation prior and in preference to the Series B Preferred Stock (including, without limitation, the Series A Preferred Stock), upon such



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liquidation, dissolution or winding up, an amount equal to the Liquidation Value of each such Series B Preferred Stock.

     4. Voting. Except as otherwise provided herein and as otherwise required by applicable law, the Series B Preferred Stock shall have no voting rights; provided that each holder of Series B Preferred Stock shall be entitled to notice of all stockholders meetings at the same time and in the same manner as notice is given to all stockholders entitled to vote at such meetings.

     5.   Redemptions.

     (a) Redemption in Connection With Sun Exit Event. If a Sun Exit Event has occurred, the Corporation will redeem each issued and outstanding share of Series B Preferred Stock from each holder of the Series B Preferred Stock at a price per share equal to a fraction, the numerator of which is the Formula Amount and the denominator of which is one hundred (100).

     (b) Redemption Payments. For each share of Series B Preferred Stock which is to be redeemed hereunder, the Corporation shall be obligated within five days of the Redemption Date to pay to the holders thereof (upon surrender by such holders at the Corporation's principal office of the certificate representing such share of Series B Preferred Stock) an amount in immediately available funds equal to the amount calculated in accordance with Section 5(a). If the funds of the Corporation legally available for redemption of Series B Preferred Stock on the Redemption Date are insufficient to redeem the Series B Preferred Stock, those funds which are legally available shall be used to redeem the Series B Preferred Stock, unless such use would result in a breach by Corporation of any of its financing agreements. At any time thereafter when additional funds of the Corporation are legally available for the redemption of the Series B Preferred Stock, and such use would not result in a breach by the Corporation of any of its financing agreements, such funds shall immediately be used to redeem the balance of the Series B Preferred Stock which the Corporation has become obligated to redeem on the Redemption Date but which it has not redeemed and, until such balance has been so redeemed in full, no Junior Securities of the Corporation shall be redeemed and no dividends shall be paid thereon. If within 30 days of the Redemption Date the Corporation has not paid the holders of Series B Preferred Stock the full amount calculated in accordance with Section 5(a), the amount not paid within 30 day period shall accrue simple interest at the rate of the lesser of 12% per annum or the prime rate (as announced within Wells Fargo at its principal office in San Francisco as its "prime rate") plus 4% per annum.

     6. No Sinking Fund. Shares of Series B Preferred Stock shall not be entitled to any sinking fund.

     7. Other Terms. Shares of Series B Preferred Stock shall be subject to the other terms, provisions and restrictions set forth in the Articles of Incorporation with respect to the shares of Preferred Stock of the Corporation.

     8.   Definitions. The following terms shall have the meanings specified:


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          "Formula Amount" means:

          (a)  if Sun's IRR is less than or equal to forty percent (40%), zero.

          (b) If Sun's IRR is greater than forty percent (40%) but less than or equal to fifty percent (50%), ten percent (10%) of the difference between the aggregate amount of Sun Proceeds minus what the aggregate amount of Sun Proceeds would have been had Sun's IRR been forty percent (40%);

          (c) If Sun's IRR is greater than fifty percent (50%) but less than or equal to sixty percent (60%), the sum of (i) fifteen percent (15%) of the difference between the aggregate amount of Sun Proceeds minus what the aggregate amount of Sun Proceeds would have been had Sun's IRR been fifty percent (50%), plus (ii) ten percent (10%) of the difference between what the aggregate amount of Sun Proceeds would have been had Sun's IRR been fifty percent (50%) minus what the aggregate amount of Sun Proceeds would have been had Sun's IRR been forty percent (40%);

          (d) If Sun's IRR is greater than sixty percent (60%) but less than or equal to seventy percent (70%), the sum of (i) twenty percent (20%) of the difference between the aggregate amount of Sun Proceeds minus what the aggregate amount of Sun Proceeds would have been had Sun's IRR been sixty percent (60%), plus (ii) fifteen percent (15%) of the difference between what the aggregate amount of Sun Proceeds would have been had Sun's IRR been sixty percent (60%) minus what the aggregate amount of Sun Proceeds would have been had Sun's IRR been fifty percent (50%), plus (iii) ten percent (10%) of the difference between what the aggregate amount of Sun Proceeds would have been had Sun's IRR been fifty percent (50%) minus what the aggregate amount of Sun Proceeds would have been had Sun's IRR been forty percent (40%);

          (e) If Sun's IRR is greater than seventy percent (70%) but less than or equal to eighty percent (80%), the sum of (i) twenty five percent (25%) of the difference between the aggregate amount of Sun Proceeds minus what the aggregate amount of Sun Proceeds would have been had Sun's IRR been seventy percent (70%), plus
               (ii) twenty percent (20%) of the difference between what the aggregate amount of Sun Proceeds would have been had Sun's IRR been seventy percent (70%) minus what the aggregate amount of Sun Proceeds would have been had Sun's IRR been sixty percent (60%), plus (iii) fifteen percent (15%) of the difference between what the aggregate amount of Sun Proceeds would have been had Sun's IRR been sixty percent (60%) minus what the aggregate amount of Sun Proceeds would have been had Sun's IRR been fifty percent (50%), plus (iv) ten percent (10%) of the difference between what the aggregate amount of Sun Proceeds would have


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               been had Sun's IRR been fifty percent (50%) minus what the aggregate amount of Sun Proceeds would have been had Sun's IRR been forty percent (40%); and

          (f) If Sun's IRR is greater than eighty percent (80%), the sum of (i) thirty percent (30%) of the difference between the aggregate amount of Sun Proceeds minus what the aggregate amount of Sun Proceeds would have been had Sun's IRR been eighty percent (80%), plus (ii) twenty five percent (25%) of the difference between what the aggregate amount of Sun Proceeds would have been had Sun's IRR been eighty percent (80%) minus what the aggregate amount of Sun Proceeds would have been had Sun's IRR been seventy percent (70%), plus (iii) twenty percent (20%) of the difference between what the aggregate amount of Sun Proceeds would have been had Sun's IRR been seventy percent (70%) minus what the aggregate amount of Sun Proceeds would have been had Sun's IRR been sixty percent (60%), plus (iv) fifteen percent (15%) of the difference between what the aggregate amount of Sun Proceeds would have been had Sun's IRR been sixty percent (60%) minus what the aggregate amount of Sun Proceeds would have been had Sun's IRR been fifty percent (50%), plus (v) ten percent (10%) of the difference between what the aggregate amount of Sun Proceeds would have been had Sun's IRR been fifty percent (50%) minus what the aggregate amount of Sun Proceeds would have been had Sun's IRR been forty percent (40%).

          "Junior Securities" means, collectively, the Corporation's Class A Common Stock, par value $.01 per share, and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation; the Corporation's Series A Preferred Stock are not Junior Securities, and rank senior in preference to the Series B Preferred Stock.

          "Liquidation Value" means the par value.

          "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

          "Redemption Date" means the date of the Sun Exit Event.

          "Sun" means Sun Northland, LLC.

          "Sun Exit Event" means the consummation of a transaction the result of which is (a) that immediately following such transaction neither Sun nor its affiliates owns or controls



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     securities possessing at least 10% of the voting power of the Corporation or (b) the distribution of assets to holders of the Corporation's capital stock upon the sale of all or substantially all of the assets of the Corporation.

          "Sun's IRR" means, as of any measurement date, the interest rate (compounded annually) which, when used as the discount rate to calculate the net present value as of the date hereof of the sum of (i) the aggregate amount of all Sun Proceeds and (ii) the aggregate amount of all Sun Investments, causes such net present value to equal zero. For purposes of the net present value calculation, (A) Sun Proceeds shall be positive numbers, (B) Sun Investments shall be negative numbers, (C) the Sun Proceeds and Sun Investments shall be deemed to have been received or made on the first day of the month nearest to the actual date of such receipt or payment, and (D) "the aggregate amount of all Sun Proceeds" shall be net of all fees and expenses of any kind whatsoever, including without limitation investment banking fees or management service fees paid or payable to, or reimbursement of expenses of, Sun or any of its affiliates.

          "Sun Investments" means, as of any measurement date, the total amount of cash, cash equivalents, promissory obligations, or the fair market value of any other property (as determined by the Board of Directors of the Corporation in the exercise of their good faith judgement) invested by Sun or its affiliates in the securities of the Corporation; provided that the amount of the Sun Investment on the date hereof is $7,000,000.

          "Sun Proceeds" means, as of any measurement date, total amount of cash received by Sun or its affiliates in connection with a sale of securities of the Corporation or dividend, interest or other distribution made by the Corporation with respect to securities of the Corporation; provided that in the event Sun or its affiliates receives property other than cash in connection with any of the foregoing, such property shall become Sun Proceeds on the date that it is sold, exchanged, transferred or otherwise converted into cash.

     C. No shares of Series B Preferred Stock have been issued as of the date hereof.

     D. The amendment creating the Series B Preferred Stock was adopted by the Board of Directors of the Corporation in accordance with Section 180.1002 of the Wisconsin Business Corporation Law and shareholder action was not required.


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     IN WITNESS WHEREOF, the undersigned has executed and subscribed these
Articles of Amendment on behalf of the Corporation and does affirm the foregoing as true this 2nd day of November, 2001.


                                            NORTHLAND CRANBERRIES, INC.


                                            By:  /s/ John Swendrowski
                                                --------------------------------
                                                 John Swendrowski
                                                 Chairman of the Board and
                                                 Chief Executive Officer





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     This instrument was drafted by and should be returned to Peter C. Underwood of the firm of Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.




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